Exhibit 99.1

For Immediate Release
Jones Apparel Group, Inc.
Investor Contact:	John T. McClain, Chief Financial Officer Jones Apparel Group (212) 642-3860
Media Contacts:	Joele Frank and Annabelle Rinehart Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449

Richard Dickson Appointed President and Chief Executive Officer Branded Businesses
of Jones Apparel Group, Inc.

New York, New York - January 31, 2010 - Jones Apparel Group, Inc. (NYSE: JNY) today announced the appointment of Richard Dickson to the position of President and Chief Executive Officer - Branded Businesses of Jones Apparel Group, Inc., effective February 8, 2010. Concurrent with this appointment, Wesley Card's title will change from President and Chief Executive Officer to Chief Executive Officer. Mr. Dickson, 41, will report directly to Wesley Card and will be responsible for management of the Company's wholesale and retail businesses worldwide.

Mr. Dickson has significant leadership, general management and merchandising experience working for major brands with global recognition, including Mattel, Inc., Bloomingdales and Estee Lauder Companies. Most recently, Mr. Dickson was at the helm of the Barbie brand globally, as General Manager and Senior Vice President, Barbie, Mattel, Inc., where he revitalized the 50-year-old, iconic brand and drove an epic turnaround for its business, which spans toys, entertainment, digital/online, retail and more than 45 different consumer products categories worldwide. Mr. Dickson revitalized the brand through a new brand identity, innovative product, designer collaborations, break-frame marketing, global events and retail development, including the brand's first-ever award winning flagship store in Shanghai. Prior to that, Mr. Dickson served as Senior Vice President, Marketing, Media & Entertainment Worldwide, Mattel Brands, where he was responsible for driving the growth of Mattel Brands outside of the toy aisle. During this time, he forged long-term deals with Hollywood heavyweights CAA and Universal Studios Home Entertainment and grew toy brands such as Hot Wheels and Fisher-Price into lifestyle brands.

Prior to joining Mattel in 2000, Mr. Dickson had spent over ten years at Bloomingdales in a variety of positions before launching Gloss.com, an e-commerce beauty website he helped build. Gloss.com was acquired by Estee Lauder Companies in 2000 and Mr. Dickson was appointed Vice President of Brand Management and Merchandising for Estee Lauder Companies new online business. Mr. Dickson holds an Extended Executive Education certificate from UCLA, Anderson School of Business, and a BS in Consumer Economics from the University of Maryland.

Wesley Card, Jones Apparel Group Chief Executive Officer, stated: "We are delighted to have someone with Richard's experience and exceptional talent join our Company. Richard has a proven record of success and brings extensive marketing and retail experience from a wide range of industries. We are excited to welcome Richard to our Company given his achievements in breathing life and new relevancy to iconic brands. I am confident that he will be a wonderful addition to our talented team at Jones."

Mr. Dickson said: "I am truly thrilled to be joining Jones Apparel Group. The Company has an incredible pool of talent and a portfolio of brands with rich heritage that are poised for growth. I look forward to rejoining the fashion industry and working with the Jones team to build on their portfolio and help create the exciting next chapter for the Company and its fantastic people."

About Jones Apparel Group, Inc.

Jones Apparel Group, Inc. (www.jonesapparel.com) is a leading designer, marketer and wholesaler of branded apparel, footwear and accessories. The Company also markets directly to consumers through its chain of specialty retail and value-based stores and through its e-commerce web sites. The Company's nationally recognized brands include Jones New York, Nine West, Anne Klein, Gloria Vanderbilt, Kasper, Bandolino, Easy Spirit, Evan-Picone, l.e.i., Energie, Enzo Angiolini, Joan & David, Mootsies Tootsies, Sam & Libby, Napier, Judith Jack, Albert Nipon and Le Suit. The Company also markets costume jewelry under the Givenchy brand licensed from Givenchy Corporation, women's footwear under the Dockers(R) and Dockers(R) Women brands and infants', toddlers' and boys footwear (excluding girls footwear) under the Dockers(R) and Dockers(R) Premium brands, licensed from Levi Strauss & Co., apparel and accessories under the Rachel Roy brand licensed from Rachel Roy IP Company, LLC., and Jessica Simpson jeanswear licensed from VCJS, LLC. Each brand is differentiated by its own distinctive styling, pricing strategy, distribution channel and target consumer. The Company contracts for the manufacture of its products through a worldwide network of quality manufacturers. The Company has capitalized on its nationally known brand names by entering into various licenses for several of its trademarks, including Jones New York, Anne Klein New York, Nine West, Gloria Vanderbilt, l.e.i. and Evan-Picone, with select manufacturers of women's and men's products which the Company does not manufacture. For more than 30 years, the Company has built a reputation for excellence in product quality and value, and in operational execution.